SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

SAJAN INC

Moderator: Shannon Zimmerman

November 12, 2012

10:30 am CT

Coordinator:	Welcome and thank you for standing by. At this time all participants are in a listen only mode. During the question and answer session please press star 1 on your touchtone phone. This conference is being recorded. If anyone has any objections you may disconnect at this time.

I would now like to introduce (Nicole Butts).

(Nicole Butts):	Good morning ladies and gentlemen and welcome to the Sajan Inc. third quarter fiscal year 2012 conference call. Representing the company on the call today are Shannon Zimmerman, Chief Executive Officer and Chief Financial Officer and Lori Bechtel, Controller.

In compliance with the regulation FD the company has provided advance notice of this call and this call is publicly available. Callers are presently in listen only mode. At the close of the formal presentation callers will be able to ask questions.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

You’ll be notified when we have reached that segment of the call. In addition today’s call is being recorded and will be made available for replay until 5:30 pm Central Standard Time on Monday, November 15th by dialing 1 (888) 566-0465.

For a complete and comprehensive source of all Sajan Inc. information you are encouraged to review the company’s SEC filings which can be found at the www.SEC.gov Web site.

Certain statements on this call will be forward looking statements that reflect the company’s current views with respect to future events and financial performance.

These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated.

Listeners are referred to the company’s annual report on Form 10K for the year ended December 31, 2011 filed with the SEC for a description of risks and uncertainties applicable to the company.

To begin the call Shannon will summarize the company’s third quarter 2012 performance and operational highlights. Additionally he will provide some information about strategic progress occurring within the company.

Shannon will then provide an in depth discussion about the financial performance for the quarter. In closing Shannon and Lori will address any questions from call participants.

The company appreciates you taking the time to participate today and learn more about Sajan’s business and performance. With that it is my pleasure to introduce Shannon Zimmerman.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

Shannon Zimmerman: Well (Nicole) thank you very much. Good morning and thank you for taking the time today to join us for Sajan’s third quarter 2012 shareholder update. The company continues to make very positive progress.

Even in a quarter that resulted in relative - revenue relatively even with the same period one year prior the company took some very big steps. Our most substantial product release in two years is nearing completion and we anticipate many positive benefits from this.

Our cost controls and expense management efforts continue to help increase EBITDA. An important balance has been required in managing strategic investments and short term profit. We are building for a brighter future.

The third quarter, often a quarter with some revenue seasonality, saw revenue reach $5.2 million with adjusted EBITDA growing to $216,000. Expense management enabled an increase in EBITDA during the period when compared to the period prior.

New client acquisition was positive with two noteworthy additions - one, an online retail and the other a global technology manufacturer. Our relationship with IBM is again set to expand as Sajan has been chosen as a global preferred partner after a comprehensive RFP process ending in Q3.

And with that we anticipate growth with that client over the coming quarters. our revenue for 2012 can be a deceiving thing if you look at what appears to be an even comparison to the same point in 2011.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

Let me share some additional details which tell a more accurate story of 2012 as compared to 2011. While revenues are at nearly equivalent levels at the nine month mark of 2012 as compared to 2011 Sajan has made strong progress in what would be categorized as new customer revenue.

The company has over $2 million in customer revenues in 2011 that were eliminated for 2012. It is not that these particular customers chose an alternative vendor.

One opted to bring all language translation in house and the other acquired a company which had its own in house translation department. The strategy to in source translation is not common and would be considered the exception not the rule.

These issues coupled with a legitimately soft Q1 left us with meaningful challenges to overcome. New customer acquisition and revenue growth are solidly in the double digits by percentage in 2012. But they have resulted in what appears to be an equivalent year by comparison at least thus far.

I share this detail so that our valued shareholders know and better understand what has been 2012 to date. The third quarter also was a quarter to begin showcasing some of our latest in automation and innovation.

For another two separate technology companies we delivered integrated machine translation solutions which resulted in substantial benefit to these customers. Machine translation is a specific technology that when done properly can help accelerate translation content and reduce overall expense.

What makes Sajan unique lies in the combined value of our enterprise technology solution and integrated MT. This combination results in improved results. Our intent is to build from these solutions and expand these types of offerings.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

We anticipate feeling the positive effects of these clients and of these solutions in the coming quarters. During today’s call I have a very clear objective.

After providing a detailed overview of our quarterly financial performance, I will take a moment to step back and share a broader look at our approach and why we feel so positively about how our business is evolving and why we are well positioned for greater growth in 2013 and beyond.

Please allow me to now share the detailed financial update for quarter 3 and then I will get more into the road ahead.

We are pleased to report revenues holding in the third quarter at $5.2 million which represent a very slight decrease of .6% of revenues in the third quarter of 2011 and 6.5% decrease from revenues in the second quarter of 2012.

While we still have a net loss on a GAAP basis in the quarter I am pleased to report that we again had positive adjusted EBITDA in the quarter. A return to cashflow positive result is a continued critical step down the path to sustained profitability.

To this end we have taken other steps as well to adjust our cost structure to match our revenue levels. Sajan will continue to look for ways to minimize costs where appropriate in an effort to achieve profitability.

Gross profit for the third quarter was nearly $1.9 million or 36% of revenues as compared to $2.1 million or 41% of revenues in the third quarter of 2011.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

Our cost of revenues did increase in the quarter over prior year levels by approximately 8% as we have added our Singapore office which opened in October of last year and have slightly increased staff and translator costs.

The revenue levels in gross margin percentage for the quarter reflect an increase in words processed with existing customers but at a lower average revenue amount which results from the reuse of previously translated words that are stored in our translation management system.

We charge our customers a lower price per word for these matched words as compared with the price charged for new words being translated. This is the value that Sajan technology brings to our customers and it is one reason that we have such a loyal customer base.

However, because of the shift in the mix of our business the lower result in revenue had the effect of lowering our gross profit margin percentage in the quarter. As we add new customers we expect this mix of business to normalize and we should return to gross margins in the 40% range.

It is important to continue to note that in the near term our gross margins may be affected positively or negatively by a number of factors including the mix of business from existing customers, the mix of languages translated, the mix of services, new customer implementations and foreign currency exchange rates.

Our overall operating expenses for the third quarter were approximately $1.8 million compared to $2.3 million in the third quarter of 2011, a decrease of 19%. Sales and marketing expenses were $570,000 in the third quarter this year compared to $648,000 last year.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

This decrease is primarily due to the realignment of our commission program to focus our sales efforts towards establishing new customer relationships.

Research and development expenses were $183,000 in the third quarter this year as compared to $443,000 in the third quarter of last year, or a decrease of 59%.

The decrease is due to the elimination of our India operation which occurred in the first quarter of this year and the company capitalizing software development costs for new software projects that were in process at the quarter end and not yet in service.

General and administrative expenses for the third quarter decreased to $893,000 from $986,000 in the third quarter last year or a decrease of 9%.

This decrease is due in large part to lower professional fees and a reduction of staff which is offset slightly by higher facility costs primarily related to our new Singapore office as well as our River Falls office.

Depreciation and amortization expenses accounted - amounted to $185,000 in the third quarter of 2012 compared to $174,000 in 2011. This increase is due in part by an increase in amortization of intangible assets acquired in the acquisition completed in the fourth quarter of 2011.

Operating loss in the third quarter of 2012 was $43,000 compared to an operating loss of $141,000 in the third quarter of 2011, a decrease of approximately 70%.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

Income tax expense was $34,000 for the quarter ended September 30, 2012 as compared to no expense for the quarter ended September 30, 2011. The expense for the quarter related to taxes withheld on services performed in China and income taxes on our operation in Spain.

Our net loss for the quarter was $43,000 or zero cents per share based on approximately 16 million shares outstanding during the quarter. This compares to a loss of $141,000 or one cent per share in the third quarter of 2011.

Stock based compensation expense in the quarter was $17,000 as compared with $54,000 in the third quarter last year. The company had a positive adjusted EBITDA in the quarter which includes a stock based compensation costs of approximately $216,000.

Let me provide some quick points on our nine month numbers. Revenues were $15.3 million as compared to $15.8 million from the last year reflecting the lower revenue levels in the first quarter of this year. Gross profit was $5.4 million as compared to $6.5 million last year.

Gross margin percentage was 35% versus 41%. Operating expenses were $6.3 million for the first nine months versus $6.6 million last year.

This is primarily due to the one time cost to close our India operation in the first quarter of this year, lower professional fees and lower staff costs due to the closure of India and capitalizing of software development expenses.

Adjusted EBITDA for nine months this year is a negative $198,000 versus a positive adjusted EBITDA of $631,000 for the nine months of last year. I’ll now take a minute to discuss our third quarter results as compared with the second quarter of 2012.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

Revenue in the quarter decreased approximately 6.5% on a sequential basis. Gross profit decreased by 7% versus the second quarter levels as our internal costs decreased by 14% offset by an outsourced expense mainly because of the mix of new client business in the quarter.

Gross profit margin was 36% in both the third and the second quarter. Our operating expenses decreased approximately $300,000 from the second quarter coming in at $1.8 million in Q3 versus $2.1 million in Q2.

This decrease is mainly related to the capitalization of software development costs in the quarter and reduced staff costs as expenses are brought in line with revenue. Our net operating result in the third quarter improved by $138,000 from the results in the second quarter.

Our adjusted EBITDA improved $134,000 in the quarter from a positive $82,000 in Q2 to a positive $216,000 in Q3. Sajan ended the quarter with $661,000 of cash, an increase from $237,000 at June 30, 2012. Cash used by operations in the quarter was approximately $635,000.

During the quarter we added approximately $635,000. During the quarter we added approximately $79,000 of new equipment. We funded all of this from existing operating cash balances and cash collections.

To address our liquidity position and position the company for future growth opportunities, we completed a $1.5 million line of credit with Silicon Valley Bank at the end of March. Because of our active cash management efforts we did not draw on this facility during the quarter.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

In October however, we did draw $200,000 to finalize the agreement made with the prior owners of the new global companies. The remaining obligation due to these sellers was settled on October 14, 2012. We are currently funding our ongoing cash needs with cash from operations.

Our liquidity strain which was the result of lower than expected revenue levels in January and early February is moderating as we begin to see cash collections from the increased revenues and billings in the second and third quarters.

However, we may well need to utilize the line of credit again in the near future to fund our growth including additional investments in working capital. This concludes the financial analysis for the quarter. Now please allow me to dive into the broader strategy and progress against that.

Now digging in a bit deeper without laying out a formal blueprint for how we intend to grow Sajan more aggressively as we close 2012 and move forward into 2013. Some of this may be a reminder to historically communicated objectives.

But I ask that you indulge me for those that may not be as familiar. The language translation industry is quite large, very fragmented and filled with opportunity. The historic influences on how business is conducted have favored a service centric business model.

Financial pressures, the need for increased velocity, client requirements for automation, global branding, global growth are all influences now challenging the traditional service centric model.

At Sajan we have a firm belief that the growth providers of tomorrow absolutely must effectively combine high quality translation service and market leading high value technology. The technology must do two distinct things.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

It must enable the provider to operate more efficiently and when appropriate, more quickly. The other master to be served is the buying customer. The customer must have an exceptional user experience and language translation cannot be a disruptive event.

It must be fluid for these clients, enabling support of their global brand, message and growth, not another hurdle for them to clear in their business day. Since becoming a public company in 2010 we have seen a road with some curves and some hills.

We have undergone changes, we have weathered distraction. Still during that time we find ourselves reflecting back on solid progress which we show revenues having grown by over 25% over the period.

In some cases we have made changes to areas of the organization to position for more aggressive growth. We have improved. We have invested in our technology and people. We have validated concepts that we had and carefully eliminated those that will not provide the long term support we seek.

We believe in complementary acquisition is an extremely important part of our industry ascent. And we performed a smaller one so as to validate that and gain critical experience in doing so.

Since quarter 1 of 2012 we have earned enough new business to nearly recover from the original deficit of this year.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

We have steadily been increasing our EBITDA, advancing our technology, improving our sales organization, improving process and refining ourselves based on lessons learned from the acquisition made in 2011.

As the year nears the end we will release the most pronounced software update in nearly two years. This endeavor began in mid 2011 and it builds on all that has been great within our innovative enterprise solution and that only enhances key areas.

We are adding new features, all in a new environment, for our clients. The features and capabilities were designed to advance Sajan today, which serve as a foundation for quarterly improvement, steadily expanding the breadth of what we offer.

It has been built in a way to meet the diversity of buyers that exist in the language translation industry. It supports Sajan’s stated goal of more accelerated growth through acquisition. Finally, it offers the company flexibility in our business model.

We will first choose to use this technology in 2013 to serve our needs and most importantly the needs of our customers. If the world as we know it changes and technology by itself becomes an independent solution, we are very well prepared for that.

This is the description of Sajan and the Sajan opportunity. We are a language translation solution provider not solely a language translation service provider. We have a goal that is bigger than traditional business models.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

We acknowledge the challenges we have faced and view them as tools to make us better. I am going out of my way to make points because I am well aware of how static revenue levels can be interpreted.

There is more going on and these (delivered) investments are all intended to position Sajan as the platform that can serve to consolidate more effectively and more efficiently than any other in the market. I anticipate the positive trend to continue in the final quarter of 2012, improving in many categories.

We are likely to begin 2013 with steady promotion and rollout of our new technology and will be quick to provide demonstrable example to our clients and prospective clients of what value is in it for them. This is not a rocket ship and I don’t want to suggest that we will not face new challenges.

But we are feeling better about the progress that we’ve made and how things are coming together at the close of 2012. In my opinion the market is too opportune and the voice of the customer is too clearly demanding more innovative solutions.

This immediately leaves one with a very select group of companies that are even capable of staying in that conversation. We believe firmly that Sajan is one of them.

We will be working on more assertive ways to share news with our shareholders and interested parties on client wins, case studies and company happenings.

I also intend to use the close of this year to serve as a great story of progress as I become more active with investment representatives to help promote Sajan to a broader audience.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

Thank you. And I wish each of you and your families a very special holiday season and I look forward to addressing you again in 2013. So with that we’d like to pause now to take any questions from callers at this time.

Coordinator:	Thank you. We are now ready to begin the question and answer session. If you would like to ask a question please press star 1 on your touchtone phone. To withdraw your request press star 2. Again to ask your question please press star 1. Let’s hold a moment for any questions.

(Brian Hesing) of (unintelligible) you may ask your question.

(Brian Hesing):	Hey Shannon.

Shannon Zimmerman: Hi (Brian). How are you?

(Brian Hesing):	I’m good. I’m good.

Shannon Zimmerman: Good.

(Brian Hesing):	This new rollout - I mean have you had it out there in like beta tests? I mean are you getting input from customers on that? And if so if you could maybe go into that.

Shannon Zimmerman: We - during this quarter, the early part of that, the very tail end of Q3 (Brian) and thus far in Q4, we have on a very select basis identified a handful of customers each of which are in different business verticals how different content types and I’ll say it’s some differing user needs - client needs.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

And so yes, the answer is we have been running this software. We’ll continue to do so as we move through the quarter to obtain more feedback, more voice of market and more voice of customer prior to a more commercial and more formal and more pronounced release.

(Brian Hesing):	And at the annual meeting I think you had kind of stated that this was kind of ease of use where this thing is a lot easier. Is that still the goal here?

Shannon Zimmerman: Well, you know, we live in an interesting environment. Language translation is a complex proposition, you know, for many, many customers. Too often, unfortunately, it’s an afterthought and becomes mission critical to them in the final minutes of their product launch or their release if you will.

And so focused on the user experience was an important influence as we developed this next generation product. It really builds from our core.

You know, we have retained - from a patent standpoint we’re still building on I’ll say the advanced translation, memory management techniques that have allowed us to get, you know, very meaningful reuse for our customers by industry comparisons.

But the focus of I would say this next release is broken into thirds. Two-thirds of the critical functionality go after specifically automation - so I’ll say some of the operational pieces, more sophisticated automation in the process which is solely designed to reduce costs involved in the delivery of translation, speed of acceleration.

SAJAN INC

Moderator: Shannon Zimmerman

11-12-12/10:30 am CT

Confirmation # 7525894

Here again we have the second master to serve as we aspire to begin more pronounced acquisitions which has been previously stated down the road. So consolidation is important to us and that rolled into the operational elements of this release.

The other third was focused on, to your point, customer experience. How do our customers live? How do they operate? What can we directly integrate to? How can we automate certain task that they do?

What business critical information can we deliver to them to make life more beneficial and better for them? And so all of those elements, those pieces of functionality, were woven into what is this upcoming release.

(Brian Hesing):	Okay, thank you.

Shannon Zimmerman: You bet (Brian).

Coordinator:	At this time I show no further questions.

Shannon Zimmerman: All right. Well with that listen I do appreciate certainly again all of the support and we are anxious and eager to report back to you after the close of the fourth quarter. Thanks everybody and happy holidays again.

Coordinator:	This concludes today’s presentation. Thank you for your participation. You may now disconnect.

END